Exhibit 99.1

hhgregg Announces Full Year Operating Results and

Issues Fiscal Year 2013 Guidance

Fourth Quarter Highlights

•	Net sales increased 21.1% to $613.8 million; comparable store sales decreased 0.7%

•	Net income per diluted share was $1.45, compared to $0.36 in the prior year

•	Net income per diluted share, as adjusted, decreased 2.5% to $0.39

•	The Company repurchased 1.0 million shares of its common stock for $12.6 million under its share repurchase program

Fiscal Year 2012 Highlights

•	Net sales increased 20.0% to $2.5 billion; comparable store sales decreased 1.1%

•	Net income per diluted share was $2.14, compared to $1.19 in the prior year

•	Net income per diluted share, as adjusted, decreased 9.8% to $1.11

•	The Company repurchased 3.7 million shares of its common stock for $47.6 million under its share repurchase program

Fiscal Year 2013 Guidance Highlights

•	Company establishes net income per diluted share guidance range for fiscal 2013 of $1.12 to $1.27

•	Company expects comparable stores sales change of (1%) to 1%

•	Company expects net sales growth of 9% to 12%

•	Company expects to open 20 to 22 new stores

INDIANAPOLIS, May 23, 2012 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended March 31,		Twelve Months Ended March 31,
(unaudited, dollar amounts in thousands, except per share data)	2012	2011	2012	2011
Net sales	$613,788	$507,019	$2,493,392	$2,077,651
Net sales % increase	21.1%	21.5%	20.0%	35.4%
Comparable store sales % decrease (1)	(0.7)%	(10.8)%	(1.1)%	(4.0)%
Gross profit as % of net sales	30.5%	31.5%	28.9%	30.3%
SG&A as % of net sales	20.7%	20.6%	20.0%	20.7%
Net advertising expense as a % of net sales	4.4%	4.1%	4.7%	4.2%
Depreciation and amortization expense as a % of net sales	1.6%	1.4%	1.4%	1.3%
Life insurance proceeds as a % of net sales	6.5%	—	1.6%	—
Income from operations as a % of net sales	10.2%	5.4%	4.4%	4.2%
Net interest expense as a % of net sales	0.1%	0.2%	0.1%	0.2%
Loss related to early extinguishment of debt as a % of net sales	—	0.4%	—	0.1%
Net income	$53,630	$14,634	$81,373	$48,208
Net income per diluted share	$1.45	$0.36	$2.14	$1.19
Net income per diluted share, as adjusted (2)	$0.39	$0.40	$1.11	$1.23
Weighted average shares outstanding - diluted	36,971,100	40,315,607	38,079,685	40,368,223
Number of stores open at the end of the period	208	173

(1)	Comprised of net sales of stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s website.
(2)	Fiscal 2012 amounts are adjusted to exclude income from life insurance proceeds, severance related to death benefits and impairment charges. Fiscal 2011 amounts are adjusted to exclude the loss related to the early extinguishment of debt incurred in conjunction with the amendment of the Company’s revolving credit facility on March 29, 2011. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported net income of $53.6 million for the three months ended March 31, 2012, or net income per diluted share of $1.45, compared with net income of $14.6 million, or $0.36 per diluted share, for the comparable prior year period. The fiscal fourth quarter of 2012 results include $39.6 million of net income related to life insurance proceeds received from a key man life insurance policy net of severance paid to the estate of our former Executive Chairman of the Board, who passed away on January 22, 2012. The fiscal fourth quarter of 2012 also includes a $0.8 million ($0.5 million after-tax) charge related to impairment for 2 store locations. Net income, as adjusted for these two items, for the three months ended March 31, 2012 was $14.5 million, a 9.1% decrease in adjusted net income when compared to the prior year period. The decrease in adjusted net income was the result of a decrease in gross margin rate and an increase in net advertising expense as a percentage of net sales, offset by an increase in net sales due to the net addition of 35 stores during the past 12 months.

Net income for the 12 months ended March 31, 2012 was $81.4 million, or $2.14 per diluted share, compared to net income of $48.2 million, or $1.19 per diluted share for the 12 months ended March 31, 2011. Excluding the items described above, adjusted net income for the 12 months ended March 31, 2012 was $42.2 million, or $1.11 per diluted share, a 14.7% decrease in adjusted net income when compared to the prior year period. The decrease in adjusted net income for the fiscal year ended March 31, 2012 was the result of a decrease in gross margin rate and an increase in net advertising expense as a percentage of net sales, offset by an increase in net sales due to the net addition of 35 stores during the past 12 months.

Dennis May, President and Chief Executive Officer of the Company, commented, “Our fourth quarter results were driven by solid market share gains in the appliance and home office categories, offset by continued headwinds in the video category. Through the launch of a number of strategic initiatives earlier this year, we continue to strengthen our positioning in appliances, expand our assortments in home office products and build our mobile business. We remain pleased with our progress in these key areas and believe recent investments in our multi-channel platforms and our unparalleled customer service better position us in a changing retail environment.”

Net sales for the three and 12 months ended March 31, 2012 increased 21.1% and 20.0%, respectively, to $613.8 million and $2.5 billion, respectively. The increases in net sales for the three and 12 months ended March 31, 2012 were primarily attributable to the net addition of 35 stores during the past 12 months partially offset by decreases of 0.7% and 1.1% in comparable store sales, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and 12 months ended March 31, 2012 and 2011 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended March 31,		Twelve Months Ended March 31,		Three Months Ended March 31,		Twelve Months Ended March 31,
	2012	2011	2012	2011	2012	2011	2012	2011
Video	43%	47%	43%	46%	(10.2)%	(16.7)%	(8.7)%	(6.3)%
Appliances	37%	35%	37%	36%	9.3%	(5.0)%	3.0%	(0.2)%
Computing and mobile phones (1)	10%	7%	9%	6%	34.8%	25.2%	52.9%	21.6%
Other (2)	10%	11%	11%	12%	(12.0)%	(14.8)%	(9.2)%	(14.2)%

Total	100%	100%	100%	100%	(0.7)%	(10.8)%	(1.1)%	(4.0)%

(1)	Primarily consists of computers, mobile phones and tablets
(2)	Primarily consists of audio, furniture and accessories, mattresses and personal electronics

The decreases in the comparable store sales for the video category for the three month period ended March 31, 2012 was due primarily to a double digit decline in average selling prices. The decreases in the comparable store sales for the video category for the 12 month period ended March 31, 2012 was due primarily to a double digit decline in average selling prices partially offset by increased unit demand. The increases in comparable store sales within the appliance category for the three and 12 month periods were due to an increase in both unit demand and average selling prices, driven largely by our initiatives to capture market share and outpace the marketplace in comparable store sales growth. The increases in the computing and mobile phone category were driven by increased demand in notebook computers and the additional offering of tablets and mobile phones in fiscal 2012. The decrease in the other category was due primarily to comparable store sales decreases in small electronics, cameras and camcorders, offset by strong double digit growth in mattresses.

Gross profit margin, expressed as gross profit as a percentage of net sales, decreased approximately 91 basis points for the three months ended March 31, 2012 to 30.5% from 31.5% for the comparable prior year period, and decreased approximately 142 basis points for the 12 months ended March 31, 2012 to 28.9% from 30.3% for the prior year. The decreases in gross profit margin for the three and twelve month periods were largely due to gross profit margin pressure within the video category, which is primarily the result of increased promotional activity in the category. In addition, computing and mobile phones, which carry a gross profit margin percentage lower than the Company average, increased as an overall percentage of the Company’s net sales mix, which resulted in a decrease in the Company’s total gross profit margin percentage. These declines were partially offset by improvements in gross profit margin percentage in the appliance category which were primarily driven by a mix shift to more heavily featured appliances, which carry an average selling price and gross margin percentage greater than the Company average.

SG&A, as a percentage of net sales, remained consistent for the three month period ended March 31, 2012, increasing six basis points, and decreased approximately 69 basis points for the 12 months ended March 31, 2012, compared with the respective prior year periods. For the 12 month period, the improvement is SG&A was largely due to slight decreases in occupancy costs and wage expenses, offset by a slight increase in delivery costs, which resulted from an increase in appliance sales as a percentage of the Company’s total net sales.

Net advertising expense, as a percentage of net sales, increased approximately 39 basis points during the three months ended March 31, 2012 and increased approximately 51 basis points during the 12 months ended March 31, 2012 when compared with the respective comparable prior year periods. The increase as a percentage of net sales for the three and 12 month periods were driven largely by increased promotions to drive market share and support the launch of our new mobile department.

The Company’s effective income tax rate for the three months ended March 31, 2012 decreased to 13.7% compared to 39.0% in the comparable prior year period. The Company’s effective income tax rate for the fiscal year ended March 31, 2012 decreased to 24.1% compared to 39.2% in the prior year. Excluding the impact of the non-taxable life insurance proceeds received, the adjusted effective income tax rate was 38.4% for the three and 12 months ended March 31, 2012. The decreases in the adjusted effective income tax rates, which exclude the impact of the non-taxable life insurance proceeds, are primarily the result of federal income tax credits recognized under the Hiring Incentives to Restore Employment Act of 2010.

Mr. May also commented “Looking ahead, we believe there is a significant opportunity utilizing additional initiatives to continue growing the appliance business while strengthening our home office, computing and mobile offerings. We are encouraged by recent strength in larger-size televisions and believe we are positioned well to take advantage of this trend.”

Board of Directors

On May 17, 2012, the Board of Directors of the Company elected Gregg W. Throgmartin as a director of the Company to fill a vacant seat on the Board of Directors. Mr. Throgmartin currently serves as Executive Vice President and Chief Operating Officer of the Company. The Board of Directors also appointed Michael L. Smith, a current director of the Company, as Chairman of the Board of Directors of the Company. Mr. Smith formerly served as Executive Vice President and Chief Financial Officer at Anthem Blue Cross and Blue Shield.

Share Repurchase Plan

During the three months ended March 31, 2012, the Company repurchased 1.0 million shares of its common stock for $12.6 million at an average price of $12.57 per share. During the fiscal year ended March 31, 2012, the Company repurchased 3.7 million shares for $47.6 million at an average price of $12.81 per share.

Additionally, effective on May 24, 2012, the Company’s Board of Directors authorized an additional $50 million share repurchase program. Under the program, purchases may be made from time to time in the open market or in privately negotiated transactions in accordance with applicable laws and regulations. The repurchase program will expire on May 23, 2013, unless extended or shortened by the Company’s Board of Directors.

hhgregg Establishes Fiscal Year 2013 Net Income Per Diluted Share Guidance Range of $1.12 to $1.27

Included in the Company’s guidance, are the following assumptions:

•	Net sales increase of 9% to 12%

•	Comparable store sales of (1%) to 1%

•	The opening of 20 to 22 new stores

•	Capital expenditures of approximately $50 million to $55 million

•	An effective income tax rate of approximately 39.5%

•	All assumptions in the guidance exclude any impact of the share repurchase plan

Jeremy Aguilar, Chief Financial Officer of the Company, commented “During the upcoming year, we expect to continue to drive market share gains in the appliance category while stabilizing our margin performance across all categories. We also expect our advertising and other expenses, as a percentage of net sales, to remain relatively stable in order to drive bottom line profits. Finally, we remain focused on enhancing our near and long-term stockholder value through use of our capital and continuing to execute on our long-term growth plans.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three and 12 months ended March 31, 2012, on Wednesday, May 23, 2012 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877)304-8963. Callers should reference the hhgregg earnings call.

Non-GAAP to GAAP Reconciliation

Attached is a reconciliation of non-GAAP measures used in this earnings release including net income to net income, as adjusted, and diluted net income per share to diluted net income per share, as adjusted. Definitions and reconciliations of non-GAAP financial measures that will be discussed on the hhgregg investor earnings call, including net income, as adjusted, and diluted net income per share, as adjusted, can be found at www.hhgregg.com on the investor relations page.

About hhgregg

hhgregg is a specialty retailer of home appliances, televisions, computers, consumer electronics, mattresses and related services operating under the name hhgregg™. hhgregg currently operates 210 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices on net sales; competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sales personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2012 Form 10-K filed May 22, 2012. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
	(In thousands, except share and per share data)
Net sales	$613,788	$507,019	$2,493,392	$2,077,651
Cost of goods sold	426,299	347,520	1,773,004	1,447,891

Gross profit	187,489	159,499	720,388	629,760
Selling, general and administrative expenses	127,071	104,665	498,600	429,823
Net advertising expense	27,274	20,545	117,423	87,340
Depreciation and amortization expense	9,516	6,901	33,752	26,238
Life insurance proceeds	(40,000)	—	(40,000)	—
Asset impairment charges	813	88	813	88

Income from operations	62,815	27,300	109,800	86,271
Other (income) expense:
Interest expense	694	1,253	2,658	4,992
Interest income	(18)	(3)	(23)	(22)
Loss related to early extinguishment of debt	—	2,071	—	2,071

Total other expense	676	3,321	2,635	7,041

Income before income taxes	62,139	23,979	107,165	79,230
Income tax expense	8,509	9,345	25,792	31,022

Net income	$53,630	$14,634	$81,373	$48,208

Net income per share
Basic	$1.46	$0.37	$2.16	$1.22
Diluted	$1.45	$0.36	$2.14	$1.19
Weighted average shares outstanding-basic	36,781,606	39,716,509	37,749,354	39,394,708
Weighted average shares outstanding-diluted	36,971,100	40,315,607	38,079,685	40,368,223

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	69.5	68.5	71.1	69.7

Gross profit	30.5	31.5	28.9	30.3
Selling, general and administrative expenses	20.7	20.6	20.0	20.7
Net advertising expense	4.4	4.1	4.7	4.2
Depreciation and amortization expense	1.6	1.4	1.4	1.3
Life insurance proceeds	(6.5)	—	(1.6)	—
Asset impairment charges	0.1	—	—	—

Income from operations	10.2	5.4	4.4	4.2
Other expense (income):
Interest expense	0.1	0.2	0.1	0.2
Interest income	—	—	—	—
Loss related to early extinguishment of debt	—	0.4	—	0.1

Total other expense	0.1	0.7	0.1	0.3

Income before income taxes	10.1	4.7	4.3	3.8
Income tax expense	1.4	1.8	1.0	1.5

Net income	8.7%	2.9%	3.3%	2.3%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2012 AND 2011

(UNAUDITED)

	2012	2011
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$59,244	$72,794
Accounts receivable—trade, less allowances of $25 and $134, respectively	19,467	8,931
Accounts receivable—other	18,630	19,806
Merchandise inventories, net	282,409	212,008
Prepaid expenses and other current assets	5,562	11,062
Deferred income taxes	9,639	5,606

Total current assets	394,951	330,207

Net property and equipment	204,273	162,781
Deferred financing costs, net	2,656	3,232
Deferred income taxes	38,970	52,385
Other assets	1,934	1,040

Total long-term assets	247,833	219,438

Total assets	$642,784	$549,645

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$122,596	$94,363
Customer deposits	28,993	21,791
Accrued liabilities	48,093	49,191

Total current liabilities	199,682	165,345

Long-term liabilities:
Deferred Rent	71,304	55,240
Other long-term liabilities	12,278	12,474

Total long-term liabilities	83,582	67,714

Total liabilities	283,264	233,059

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2012 and 2011	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 40,066,005 and 39,724,737 shares issued; and 36,351,716 and 39,724,737 outstanding as of March 31, 2012 and 2011, respectively	4	4
Additional paid-in capital	277,846	268,715
Retained earnings (accumulated deficit)	129,281	47,908
Common stock held in treasury at cost, 3,714,289 and 0 shares as of March 31, 2012 and 2011, respectively	(47,570)	—

	359,561	316,627
Note receivable for common stock	(41)	(41)

Total stockholders’ equity	359,520	316,586

Total liabilities and stockholders’ equity	$642,784	$549,645

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2011 AND 2010

(UNAUDITED)

	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$81,373	$48,208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,752	26,238
Amortization of deferred financing costs	664	1,198
Stock-based compensation	5,935	5,199
Excess tax benefits from stock-based compensation	(732)	(14,913)
Gain on sales of property and equipment	(332)	(379)
Loss on early extinguishment of debt	—	2,071
Deferred income taxes	9,382	11,612
Asset impairment charges	813	88
Tenant allowances received from landlords	22,895	16,040
Changes in operating assets and liabilities:
Accounts receivable—trade	(10,536)	(1,619)
Accounts receivable—other	(2,836)	3,605
Merchandise inventories	(70,401)	(10,505)
Prepaid expenses and other assets	4,606	(2,706)
Accounts payable	38,374	(48,976)
Customer deposits	7,202	1,461
Accrued liabilities	(366)	19,258
Deferred rent	(2,819)	1,914
Other long-term liabilities	63	1,203

Net cash provided by operating activities	117,037	58,997

Cash flows from investing activities:
Purchases of property and equipment	(83,054)	(59,938)
Net proceeds from sale leaseback transactions	1,625	—
Proceeds from sales of property and equipment	80	153

Net cash used in investing activities	(81,349)	(59,785)

Cash flows from financing activities:
Purchases of treasury stock	(47,570)	—
Proceeds from exercise of stock options	2,464	4,955
Excess tax benefits from stock-based compensation	732	14,913
Net settlement of shares - payment of witholding tax	—	(11,122)
Net decrease in bank overdrafts	(4,776)	(2,263)
Payments on notes payable	—	(908)
Payment of financing costs	(88)	(2,440)
Payment for early debt extinguishment	—	(87,433)
Other, net	—	43

Net cash used in financing activities	(49,238)	(84,255)

Net decreasein cash and cash equivalents	(13,550)	(85,043)
Cash and cash equivalents
Beginning of year	72,794	157,837

End of year	$59,244	$72,794

Supplemental disclosure of cash flow information:
Interest paid	$726	$3,571
Income taxes paid	$13,219	$1,975
Capital expenditures included in accounts payable	$1,216	$6,581

HHGREGG, INC. AND SUBSIDIARIES

NON-GAAP RECONCILATION OF NET INCOME, AS ADJUSTED AND

DILUTED NET INCOME PER SHARE, AS ADJUSTED

(UNAUDITED)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(Amounts in thousands, except share data)	2012	2011	2012	2011
Net income as reported	$53,630	$14,634	$81,373	$48,208
Adjustments to net income:
Loss related to early extinguishment of debt	—	2,071	—	2,071
Asset impairment charges	813	88	813	88
Life insurance proceeds (1)	(40,000)	—	(40,000)	—
Severance paid for death benefits	600	—	600	—
Tax impact of adjustments to net income (2)	(565)	(863)	(565)	(863)

Net income, as adjusted	$14,478	$15,930	$42,221	$49,504
Weighted average shares outstanding – Diluted	36,971,100	40,315,607	38,079,685	40,368,223
Diluted net income per share as reported	$1.45	$0.36	$2.14	$1.19
Tax adjusted impact of above adjustments	$(1.06)	$0.04	$(1.03)	$0.04
Diluted net income per share, as adjusted	$0.39	$0.40	$1.11	$1.23

(1)	Life insurance proceeds were non-taxable.
(2)	Computed using a blended statutory rate of 40%.

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2010, 2011 and 2012

(Unaudited)

	FY2010				FY2011				FY2012
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Beginning Store Count	110	111	118	127	131	157	169	173	173	180	204	208
Store Openings	1	7	10	4	26	12	4	1	7	24	4	—
Store Closures	—	—	(1)	—	—	—	—	(1)	—	—	—	—

Ending Store Count	111	118	127	131	157	169	173	173	180	204	208	208

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.